EXHIBIT 2.2
CLOSING AGREEMENT
AND
AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This Closing Agreement and Amendment No. 1 to Asset Purchase Agreement (this “Agreement”) is entered into effective October 1, 2020 by and among Ranger Energy Acquisition, LLC, a Delaware limited liability company (“Buyer”), Basic Energy Services, Inc., a Delaware corporation (“Basic”), Basic Energy Services, L.P., a Delaware limited partnership (“Basic LP”), C&J Well Services, Inc., a Delaware corporation (“C&J”), KVS Transportation, Inc., a California corporation (“KVS”), and Taylor Industries, LLC, a Delaware limited liability company (“Taylor” and, together with Basic, Basic LP, C&J and KVS, each a “Seller” and, collectively, “Sellers”). Buyer and Sellers are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”
A.    Buyer and Sellers are parties to the Asset Purchase Agreement dated as of September 15, 2021 (as the same may be amended, restated or supplemented from time to time, the “Purchase Agreement”).
B.    The Parties desire to (i) amend the Purchase Agreement pursuant to Section 11.02 thereof and (ii) clarify and agree upon the matters set forth below for the purposes of the Closing.
NOW, THEREFORE, in consideration of the Closing of the transaction contemplated under the Purchase Agreement, the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions. Capitalized terms used herein but not defined herein and defined in the Purchase Agreement have the meanings provided in the Purchase Agreement.
2.Closing Statement. The Closing Statement is attached hereto as Exhibit A (the “Closing Statement”). Based on the calculations in the Closing Statement the Closing Date Adjusted Purchase Price is $35,940,026.
3.Closing Payments. At the Closing, in satisfaction of Buyer’s obligations under Section 2.05(e) of the Purchase Agreement, Buyer shall pay to Sellers, by wire transfer of immediately available funds, to the account of Basic LP set forth on Exhibit B, the amount of $32,275,026.
4.Replacement Letters of Credit. Prior to the Closing, Buyer was unable to obtain bonds, letters of credit and guarantees adequate to secure the cancellation of the Replacement Letters of Credit. In satisfaction of Buyer’s obligations under Section 7.08 of the Purchase Agreement with respect to such Replacement Letters of Credit, Buyer shall pay to Sellers, by wire transfer of immediately available funds, to the account of Basic LP set forth on Exhibit C, the amount of $1,057,191, to be held in accordance with Section 7.08 of the Purchase Agreement.

5.Vehicle Titles. At Closing Sellers shall transfer to Buyer Sellers’ title to the Vehicles pursuant to the Assignment and Bill of Sale in satisfaction of Section 2.05(c) of the Purchase Agreement and, to the extent not delivered at Closing, Sellers shall deliver to Buyer within five (5) Business Days following the Closing Date title certificates for the Vehicles executed for transfer by the applicable Seller.
6.Automotive Rentals. As of the Closing, Automotive Rentals, Inc. (“ARI”) has not provided the consent required to bifurcate and assign to Buyer that certain Lease and Fleet Management Services Agreement dated as of September 1, 2001 (the “ARI Agreement”). As a result, the ARI Agreement shall not be assumed and assigned to Buyer at the Closing and shall be an Excluded Asset; provided that, in the event ARI provides consent to bifurcate and assign to Buyer the ARI Agreement on terms satisfactory to the Parties within ten (10) Business Days following the Closing Date, Sellers shall assume and assign to Buyer the ARI Agreement pursuant to the terms of the Purchase Agreement effective as of the Closing Date and it shall no longer be deemed an Excluded Asset. Otherwise Sellers may reject the ARI Agreement and in such event any Cure Costs provided by Buyer to Sellers on account of the ARI Agreement shall be credited back to Buyer in the Final Settlement Statement.
7.Amendment to the Purchase Agreement. Schedule 5.02(b) to the Purchase Agreement is hereby amended and restated in its entirety with Schedule 5.02(b) attached to this Agreement.
8.Binding Agreement; Miscellaneous. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall constitute a Transaction Document for purposes of the Purchase Agreement. The provisions of Section 11.02 (Amendments and Waivers), Section 11.04(a) (Successors and Assigns), Section 11.05 (Governing Law), Section 11.06 (Jurisdiction), Section 11.07 (Waiver of Jury Trial), Section 11.08 (Counterparts; Effectiveness; Third Party Beneficiaries), Section 11.10 (Severability) and Section 11.14 (Preparation of Agreement) of the Purchase Agreement are hereby incorporated by reference into this Agreement, mutatis mutandis. The Parties hereby agree that the terms and provisions of the Purchase Agreement, to the extent amended by this Agreement, shall continue in full force and effect.
[Signature Pages Follow]

The Parties have executed and delivered this Agreement effective as of the date first set forth above.
SELLERS:
BASIC ENERGY SERVICES, L.P.

By: /s/ Keith L. Shilling
Name:    Keith L. Shilling
Title:    President and Chief Executive Officer

BASIC ENERGY SERVICES, INC.

By: /s/ Keith L. Shilling
Name:    Keith L. Shilling
Title:    President and Chief Executive Officer

C&J WELL SERVICES, INC.

By: /s/ Keith L. Shilling
Name:    Keith L. Shilling
Title:    President and Chief Executive Officer

KVS TRANSPORTATION, INC.

By: /s/ Keith L. Shilling
Name:    Keith L. Shilling
Title:    President and Chief Executive Officer

TAYLOR INDUSTRIES, LLC

By: /s/ Keith L. Shilling
Name:    Keith L. Shilling
Title:    President and Chief Executive Officer
[Signature Page to Closing Agreement]

BUYER:
RANGER ENERGY ACQUISITION, LLC

By:/s/ Brandon Blossman
Name: Brandon Blossman
Title: Chief Financial Officer

[Signature Page to Closing Agreement]

Exhibit A

Closing Statement

[Omitted]

Exhibit B

Closing Payment – Wire Instructions

[Omitted]

Exhibit C

Replacement Letters of Credit – Wire Instructions

[Omitted]

Schedule 5.02(b)
Desired 365 Contracts

[Omitted]